Exhibit 10.1

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (“Amendment”) is dated as of September 11, 2012 by and among CARS ACQUISITION LLC, a Georgia limited liability company, CAR FINANCIAL SERVICES, INC., a Georgia corporation, CAR FUNDING II, INC., a Nevada corporation, and CONSUMER AUTO RECEIVABLES SERVICING, LLC, a Georgia limited liability company (collectively with Borrower Agent, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A.Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of October 4, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.
B.Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.Amendments.
(a)Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:
“Eligible Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty-one (61) days past due on a contractual basis; (ii) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (iii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iv) Receivables which have been restructured or otherwise modified except as may be required by applicable law (including, without limitation, SCRA and the United States Bankruptcy Code); (v) PIPP Receivables with a purchased term in excess of eighteen (18) months; (vi) Receivables (other than PIPP Receivables) with remaining terms following purchase in excess of thirty six (36) months; (vii) Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific dealer or group of related dealers, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (viii) Receivables which provide for interest only; (ix) Receivables which provide for a balloon payment in an amount greater than two hundred percent (200%) of the regularly scheduled payment amount; (x) Receivables for which the original certificate of title is not received by Borrowers or Custodian within one hundred twenty (120) days of origination; (xi) Point of Sale Receivables for which the amount, when aggregated with all other Point of Sale Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xii) Point of Sale Receivables for which the title and/or lien receipt is not received by Borrowers or Custodian within sixty (60) days of origination; (xiii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (xiv) Receivables with more than two (2) extensions during the most recent twelve (12) month period or more than three (3) extensions in the aggregate; (xv) Receivables not serviced by Servicer for which the amount, when aggregated with all other such Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xvi) Floor Plan Receivables for which the amount, when aggregated with the gross Receivable amount of all other of such Receivables, exceeds the lesser of Ten Percent (10%) of all total Receivables of Borrowers then outstanding or Five Million Dollars ($5,000,000), to the extent of such excess; (xvii) Receivables purchased by Borrowers as part of a bulk purchase with a dealer advance in excess of Two Million Dollars ($2,000,000) without Agent's prior written approval; (xviii) Receivables which have not been funded to the applicable dealer; (xix) Receivables originated on or after the date of this Agreement which constitute Non-Conforming Collateral; (xx) Receivables constituting Direct Consumer Loans unless an Eligible Direct Consumer Loan; or (xxi) Receivables which, in Agent's reasonable discretion, do not constitute acceptable collateral.
“Floor Plan Receivables” means Receivables owing from a dealership pursuant to floor plan documentation reasonably acceptable to Agent for which (a) is in compliance with Borrowers' floorplan guidelines, (b) a Borrower conducts periodic inventory inspections with respect thereto and such inventory is subject to supplemental GPS audit tracking technology (reasonably acceptable to Agent) upon Borrowers commencing use of such technology in the ordinary course of their business, (c) a Borrower holds a valid and effective first priority perfected security interest in the inventory financed with such dealership and (d) the aggregate amount owing from any one dealership does not exceed Five Hundred Thousand Dollars ($500,000).

(b)    New Definition. The following new definition is added to Section 1.1 of the Loan Agreement:
“Eligible Direct Consumer Loan” means a Direct Consumer Loan which (a) is in compliance with Borrowers' underwriting guidelines, (b) has a maximum cash advance of no more than Two Thousand Five Hundred Dollars ($2,500), (c) has an original term of no more than twenty four (24) months, (d) was originated with a prior or existing customer of a Borrower whose Receivable is secured by a motor vehicle with a remaining term of no more than six (6) months, and (e) Borrowers possess and maintain all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in connection with the origination of such Direct Consumer Loan.
(a)Arbitration. Agent, Lenders, Borrower and CompuCredit agree and acknowledge that all jurisdiction, venue and jury trial provisions contained in the Credit Documents to which they are a party are replaced with the following arbitration provision:
(a)     Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than sixty (60) days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loan, the Loan Agreement and Credit Documents and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided however that the parties agree that, notwithstanding the foregoing, each party retains the right to pursue in small claims court any dispute within that court's jurisdiction. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within the thirty (30) days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party's right to demand arbitration being automatically terminated.

(b)     Governing Rules. Any arbitration proceeding will (i) proceed in a location in Iowa selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000.00) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)     No Waiver of Provisional Remedies, Self-Help and

Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)     Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000.00) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000.00). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000.00) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Iowa or a neutral retired judge of the state or federal judiciary of Iowa, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Iowa and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)     Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)     Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)     Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in small claims court any dispute in which the remedy sought is entirely within that court's jurisdiction.

(b)WFPC. All references to WFPC contained in the Loan Agreement and the other Credit Documents are hereby amended to “Wells Fargo”.
1.Amendment Fee. Upon the effectiveness of this Amendment, Lenders shall have fully earned and Borrowers shall be absolutely and unconditionally obligated to pay to Agent, for the benefit of Lenders, a non-refundable Ten Thousand Dollars ($20,000) amendment fee (the “Amendment Fee”), which Amendment Fee shall be due and payable in immediately available funds on the date hereof.
2.Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent's counsel):
(a)Execution and delivery to Agent by Borrowers and CompuCredit of this Amendment.
(b)Payment by Borrowers to the Agent of the Amendment Fee.
3.Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:
(a)All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.
(b)The execution and delivery by such Borrower of this Amendment, each assignment, instrument, document, or agreement executed and delivered in connection herewith and the performance by such Borrower of the transactions herein and therein contemplated (i) are and will be within such Borrower's powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of such Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of such Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which such Borrower is a party or by which such Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of such Borrower.
(c)This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.
(d)No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents other than the Existing Defaults.
4.Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no known claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrowers has any known claims, offsets, defenses or counterclaims arising from any of Agent's or any existing or prior Lender's acts or omissions with respect to the Credit Documents or Agent's or any existing or prior Lender's performance under the Credit Documents; and (c) Borrowers jointly and severally promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.
5.Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent's existing security interest in and Liens upon the Collateral.
6.Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirms that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $ 20,000,000, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys' fees, incurred through the date hereof.
7.Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.
8.Acknowledgment of CompuCredit. By execution of this Amendment, CompuCredit hereby acknowledges the terms and conditions of this Amendment and CompuCredit hereby ratifies and confirms that the CompuCredit Agreement continues unchanged and in full force and effect.
9.Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.
10.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

CARS ACQUISITION LLC By:/s/ Richard C. Potter Name:Richard C. Potter Title:President
CAR FINANCIAL SERVICES, INC. By:/s/ Jay Putnam Name:Jay Putnam Title:Vice President
CAR FUNDING II, INC. By:/s/ Richard C. Potter Name:Richard C. Potter Title:President
CONSUMER AUTO RECEIVABLES SERVICING, LLC By:/s/ Richard C. Potter Name:Richard C. Potter Title:President

Acknowledged:

CompuCredit Holdings CorpORATION

By:    /s/ J Paul Whitehead
Name:    J Paul Whitehead
Title:    Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT]

AGENT AND LENDER:	WELLS FARGO BANK, N.A. By:/s/ Casey P. Johnson Name:Casey P. Johnson Title:Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT]